Exhibit 99.1

Creative Medical Technology Holdings Files Patent on Reducing Radiation Toxicity Using AmnioStem Universal Donor Stem Cell Product

Company Aims to Leverage Stem Cell Neuroregenerative Activity to Reduce Adverse Effects of Brain Radiation

SAN DIEGO and PHOENIX, March April 4, 2017 /PRNewswire/ — Creative Medical Technology Holdings, Inc. (OTCQB:CELZ), a clinical stage stem cell company, announced today filing of a patent application covering the use of its AmnioStem Universal Donor stem cell product as a treatment of radiation toxicity. The Company plans to leverage the ability of its amniotic fluid based stem cell product to induce a process termed “neurogenesis” in which specific areas of the brain are activated to repair damaged tissue. The AmnioStem product is derived from amniotic fluid, and possesses advantages of fetal stem cells without harming the fetus.

“Having seen first-hand in my brain cancer patients the horrific effects of post-treatment radiation toxicity, I am excited about the prospect of having something to offer that potentially could reduce cognitive impairment in this group of patients” said Santosh Kesari, MD, PhD, FANA, FAAN, scientific advisory board member to Creative Medical Technology Holdings, Inc. and patent coauthor. Dr. Kesari is Chair and Professor, Department of Translational Neurosciences and Neurotherapeutics, John Wayne Cancer Institute, as well as Director of Neuro-oncology, Providence Saint John's Health Center and leads the Pacific Neuroscience Research Center at Pacific Neuroscience Institute.

“Numerous research data support superior effects of the AmnioStem stem cell product in comparison to other stem cell types in terms of growth factor production, regenerative activity and lower cost of manufacturing” said Thomas Ichim, Ph.D, Chief Scientific Officer of Creative Medical Technology Holdings. “It is exciting for us to develop a rather novel approach to a problem that limits potentially curative effects of existing treatments for brain cancers.”

“In the situation of radiation countermeasures, our product falls under the FDA ‘animal rule’, which allows for FDA clearance on the basis of studies in two validated animal models1. This potentially rapid path to market positions the Company for collaboration and funding from agencies such as BARDA2,2, which have previously supported stem cell companies for radiation production,” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings, Inc.

In November 2016, the Company obtained an exclusive license from the University of California San Diego (UCSD) for issued patent #7,569,385 covering amniotic fluid derived stem cells4.  These stem cells, which are the basis for the Company's AmnioStem product, have the ability to regenerate injured neurons and protect brain function in animal models neurological insults5.

1 http://cen.acs.org/articles/90/i26/Drugs-Never-Used.html

2 http://www.cellerant.com/pr_20120904.html

2 http://ir.cytori.com/investor-relations/News/news-details/2012/Cytori-Awarded-Contract-Valued-up-to-106-Million-by-Biomedical-Advanced-Research-and-Development-Authority-BARDA-to-Develop-C/default.aspx

4 http://www.prnewswire.com/news-releases/creative-medical-technologies-receives-exclusive-license-to-key-amniotic-fluid-stem-cell-patent-from-university-of-california-system-300356233.html

5 Tajiri et al. Therapeutic outcomes of transplantation of amniotic fluid-derived stem cells in experimental ischemic stroke. Front Cell Neurosci. 2014 Aug 13;8:227. http://journal.frontiersin.org/article/10.3389/fncel.2014.00227/full

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Contact:

Creative Medical Technology Holdings, Inc.

Timothy Warbington, CEO & President

(602) 680-7439

IR Firm:

Andrew Barwicki, Investor Relations

516-662-9461

andrew@barwicki.com